EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Variable Series, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated February 22, 2017, with respect to the financial statements of Calvert VP SRI Balanced Portfolio and Calvert VP SRI Mid Cap Portfolio, each a series of Calvert Variable Series, Inc., as of December 31, 2016, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2017